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                                                                    Exhibit 11
                                                                    ----------
                    PACIFIC TELESIS GROUP AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE
     (Dollars in millions, except per share amounts; shares in thousands)

                            For the 3 Months Ended   For the 9 Months Ended
                                  September 30,           September 30,
                            ----------------------   ----------------------
                                  1995        1994          1995       1994
                            ----------------------   ----------------------
Net income (loss) ........    $(3,085)    $    314      $(2,543)   $    897
                              ========    ========       =======   ========
Weighted average number
 of common shares
 outstanding .............     427,421     424,065       425,184    423,937

Common stock equivalent
 shares applicable to
 stock options............         376       1,268           429      1,277
                              --------    --------       -------   --------
Total number of shares
 for computing primary
 earnings (loss) per share     427,797     425,333       425,613    425,214

Incremental shares for
 computing fully diluted
 earnings (loss) per share         202           0           149          0
                              --------    --------       -------   --------
Total number of shares
 for computing fully
 diluted earnings (loss)
 per share...............      427,999     425,333       425,762    425,214
                              ========    ========      ========   ========
Earnings (loss) per
 common  share
 (as reported)...........     $ (7.22)    $   0.74      $ (5.98)   $   2.12
Primary earnings (loss)
 per share...............     $ (7.21)    $   0.74      $ (5.97)   $   2.11
Fully diluted earnings
 (loss) per share........     $ (7.21)    $   0.74      $ (5.97)   $   2.11

Earnings (loss) per share amounts for the three- and nine-month periods ended September 30, 1995 and 1994, as reported in the Condensed Consolidated Statements of Income, were based on the weighted average number of common shares outstanding for the respective periods. Primary and fully diluted earnings (loss) per share amounts were not shown in the Condensed Consolidated Statements of Income, as they differ from the reported earnings per share amounts by less than three percent.